Exhibit 10.3

COASTWAY COMMUNITY BANK
2013 AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR WILLIAM A. WHITE

WHEREAS, the Supplemental Executive Retirement Plan for William A. White (the “Plan”) was originally adopted effective January 1, 2011, by Coastway Community Bank (the “Bank”) for the benefit of William A. White (“Participant”); and.

WHEREAS, the Bank and the Participant wish to amend and restate the Plan in order to clarify certain provisions of the Plan and to change the Participant’s Normal Retirement Date from age 62 to age 67, as permitted by Section 409A of the Internal Revenue Code of 1986, as amended, because such change is being made at least 12 months before the beginning of any payment owed to the Participant hereunder, and the new payment starting date is 5 years from the original payment starting date.

NOW THEREFORE, the Plan is hereby amended and restated as follows, effective January 1, 2013.

ARTICLE I

DEFINITIONS

When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:

1.1                               “Beneficiary” means the person(s) designated by Participant from time to time, using the Beneficiary Designation Form set forth as Appendix A, as the beneficiary(ies) to whom the deceased Participant’s account will be payable. If no beneficiary is so designated, then the Participant’s estate will be the Beneficiary.

1.2                               “Board” means the Bank’s Board of Directors.

1.3                               “Cause” means that the Participant has:  (a) been absent from employment for an unauthorized period of more than one week; or (b) committed a material breach of this Agreement; or (c) been grossly negligent in the performance of his required duties; or (d) willfully failed to perform his obligations under this Agreement; or (e) committed unethical, dishonest, fraudulent, or criminal acts against the Bank; or (f) becomes unbondable.

1.4                               “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.5                               “Disabled” or “Disability” means that the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer; or (c) is determined to be disabled by the Social Security Administration.

1.6                               “Liability Reserve Account” means the balance to the credit of the Participant in a bookkeeping account established and maintained by the Bank for the benefit of the Participant under this Plan.

1.7                               “Normal Retirement Age” means the Participant’s attainment of age 67 (i.e., April 9, 2023).

1.8                               “Separation from Service” or “Separates from Service” means the Participant’s retirement or other termination of employment with the Company within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract.  If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 49% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Company).  The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.9                               “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all within the meaning of Treasury Regulations Section 1.409A-3(i)(3).

ARTICLE II

ELIGIBILITY AND VESTING

2.1                               Eligibility.  The Plan is only available to the Participant.  The Plan qualifies as a “top hat” plan as defined in ERISA.

2.2                               Vesting.  The Participant shall become fully vested upon death or Disability.  As of January 1, 2011, the Participant shall be 50% vested in his Liability Reserve Account.  On each December 31 thereafter, the Participant shall become vested in an additional 5% of his Liability Reserve Account, such that the Participant shall be fully vested in his Liability Reserve

Account after completing 10 years of vesting service, as set forth below.  All contributions made after December 31, 2020 are 100% vested when made.  Contributions are required under this Plan until April 9, 2023 (i.e., when the Participant attains age 67).

Vesting Dates	Percentage of Interest Vested
December 31, 2011	55%
December 31, 2012	60%
December 31, 2013	65%
December 31, 2014	70%
December 31, 2015	75%
December 31, 2016	80%
December 31, 2017	85%
December 31, 2018	90%
December 31, 2019	95%
December 31, 2020	100%

ARTICLE III

FUNDING

3.1                               Type of Plan.  The Plan is a nonqualified deferred compensation plan, where the Bank accrues amounts annually in order to fund a future stream of payments for the Participant.  The benefits provided under this Plan are not based on any salary reduction by the Participant.  The Participant does not have the option of receiving any current payment or bonus in lieu of the benefits provided under this Plan.

3.2                               Funding.

(a)                                 The Bank shall account for the Plan benefits using the regulatory accounting principles of the Bank’s primary federal regulator.  The Bank shall establish an accrued liability reserve account for the benefit of the Participant into which appropriate reserves shall be accrued for the Participant until the Participant has attained Normal Retirement Age.

(b)                                 Notwithstanding the preceding sentence, the Participant, his Beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for unpaid compensation. The Participant, his Beneficiaries, or any other person claiming through Participant, shall only have the right to receive from the Bank those payments as specified under this Plan.  The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Plan or to refrain from funding the same and to determine the extent, nature, and method of such informal funding. Should the Bank elect to fund this Plan, in whole or in part, through the purchase of life insurance products, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part.

(c)                                  At no time shall the Participant be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Participant or his Beneficiaries, nor shall it be considered security for the performance of the obligations of the Bank. It shall be, and remain, a general, unpledged, and unrestricted asset of the Bank. The Participant or any Beneficiary under this Plan shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Participant or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

ARTICLE IV

BENEFITS

4.1                               Benefit Amount. Effective January 1, 2011 the Bank shall make an initial contribution to the Participant’s Liability Reserve Account of $450,000.00.  Each January 1 thereafter, until April 9, 2023 (i.e., when the Participant attains age 67), the Bank shall make a contribution of $72,000.00 to the Participant’s Liability Reserve Account.  If the Participant terminates employment before April 9, 2023, the Bank’s obligation to make such contributions shall cease as of the date of such termination of employment.

4.2                               Investments. The Participant shall have the right to provide the Board with investment directions for the entire balance in his Liability Reserve Account.  All earnings or losses as a result of such investments are the sole responsibility of the Participant, such that the Bank is not obligated to make up any losses incurred as a result of investment performance.

4.3                               Normal Retirement Benefit. Upon Participant’s Separation from Service on or after attaining age 67, the Bank shall pay the Participant’s Retirement Benefit in 10 annual installments on the first business day of January immediately following the Participant’s Separation from Service, provided, however, that in the event the Participant dies before receiving 10 annual installments, the Bank shall pay the remainder of the Participant’s Liability Reserve Account the Participant’s Beneficiary as a lump sum no later than the first day of the second calendar month following the Participant’s date of death.  The amount of the Retirement Benefit shall equal the then-current value of the Participant’s vested Liability Reserve Account, divided by the number of payments remaining to be made to the Participant.  For example, if the Participant has a Separation from Service on December 31, 2019, the first payment owed to the Participant will equal the value of the Participant’s vested Liability Reserve Account on January 1, 2020 divided by 10.  The second payment owed to the Participant (payable on January 2, 2021) equals the value of the Participant’s vested Liability Reserve Account on January 1, 2021 divided by 9.  The third payment owed to the Participant (payable on January 2, 2022) equals the value of the Participant’s vested Liability Reserve Account on January 1, 2022 divided by 8, etc.

4.4                               Disability.  If a Participant becomes Disabled before reaching his Normal Retirement Date, the Participant shall be entitled to a lump sum payment of the Participant’s Liability Reserve Account, determined as of the date the Participant became Disabled.  Such payment shall be made no later than the first day of the second calendar month after the date the Participant became Disabled.

4.5                               Death Before Normal Retirement Age.  If a Participant dies before reaching his Normal Retirement Age, the Participant’s Beneficiaries shall be entitled to a lump sum payment of the Participant’s Liability Reserve Account, determined as of the Participant’s date of death.  Such payment shall be made no later than the first day of the second calendar month after the date the Participant died.

4.6                               Separation from Service Before Normal Retirement Age or For Cause.  In the event of the Participant’s Separation from Service prior to Normal Retirement Age for reasons other than death, Disability, or Separation from Service due to Cause, the Participant shall be paid the vested portion of the Participant’s Liability Reserve Account in a lump sum no later than the first day of the second calendar month following the date of the Participant’s Separation from Service, unless the Participant is a “specified employee” under Code Section 409A, in which case such payment shall be made on the first day of the seventh month after such Separation from Service.  In the event the Participant’s employment is terminated for Cause, the Participant shall forfeit all benefits under this Plan.

4.7                               Unforeseeable Emergency.  A Participant may apply to the Board for an Unforeseeable Emergency distribution.  Such distribution shall be paid no later than 90 days after the Board determines that the Participant has suffered an Unforeseeable Emergency.  The amount of the distribution shall be limited to only the vested portion of the Participant’s Liability Reserve Account and no more may be paid to the Participant than the amount that is reasonably necessary to satisfy the Participant’s Unforeseeable Emergency, including payment of any taxes that are owed due to the distribution.  A distribution may not be paid under this Section to the extent the Unforeseeable Emergency is or may be relieved:

(a)                                 through reimbursement or compensation by insurance, or otherwise;

(b)                                 by liquidation of Participant’s assets, to the extent such liquidation would not in itself cause financial hardship; or

(c)                                  by cessation of elective deferrals under the Bank’s tax-qualified retirement plans.

ARTICLE V

ADMINISTRATION

5.1                               Administrator. The Board shall be the named fiduciary and administrator of this Plan.  As administrator, the Board shall be responsible for the management, control and administration of the Plan as established herein. The Board may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2                               Claims Procedure.  In the event that benefits under this Plan are not paid to Participant (or to his Beneficiary in the case of Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Board within 60 days from the date payments are refused. The Board shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing within 60 days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.

5.3                               Appeal.  If claimants desire a second review, they shall notify the Board in writing within 60 days of the first claim denial. Claimants may review the Plan or any documents relating thereto and submit any issues, in writing, and comments they may feel appropriate. In its sole discretion, the Board shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan upon which the decision is based.

5.4                               Arbitration.  Any controversy or claim arising out of or relating to this Plan, or the breach thereof, shall be settled by arbitration in the State of Rhode Island administrated by the American Arbitration Association in accordance with its rules.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

ARTICLE VI

AMENDMENT OR TERMINATION

6.1                               Amendment.  This Plan may not be altered, amended, changed, modified, revised, supplemented, or terminated at any time except by means of the mutual written agreement of the Participant and the Board.

6.2                               Termination. The Bank reserves the right to terminate the Plan at any time.  Upon Plan termination, the Board shall determine whether all payments of benefits shall be made in accordance with the normal distribution schedule set forth under the Plan or if payment of benefits shall be accelerated in order to wind down the Plan.  To the extent any benefits under the Plan are subject to Code Section 409A, any acceleration of the payment of such benefits due to Plan termination shall comply with the following.  The termination of the Plan with accelerated payment of benefits may not be undertaken if such termination is proximate to an economic downturn of the Bank.  Such termination must also satisfy the following conditions and any other requirements of Code Section 409A

(a)                                 all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c)(2) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated;

(b)                                 no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement;

(c)                                  all payments are made within 24 months of the termination of the arrangements; and

(d)                                 the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c)(2) if the same Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE VII

MISCELLANEOUS

7.1                               No Effect on Employment Rights.  Nothing contained herein shall confer upon the Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Participant without regard to the existence of this Plan.

7.2                               Governing Law.  The Plan is established under, and will be construed according to, the laws of the State of Rhode Island, to the extent that such laws are not preempted by ERISA.

7.3                               Severability.  In the event that any provision of this Plan is held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in such provision, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

7.4                               Establishment of Rabbi Trust.  The Bank may, but is not obligated to, establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s insolvency, until the contributed assets are paid to Participants and their Beneficiaries in such manner and at such times as specified in this Plan.

7.5                               Tax Withholding.  The Bank may withhold from any benefit payable under this Plan all federal, state, city, income, employment or other taxes as shall be required pursuant to any law or governmental regulation then in effect.

7.6                               Entire Agreement.  This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous Plans or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

7.7                               Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vii) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.8                               Required Provision.  Any payments made to the Participant pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the Participant and a duly authorized officer of the Bank have signed this Plan on the date set forth below.

COASTWAY COMMUNITY BANK

7/25/2013	/s/Mark E. Crevier
Date	By: Mark E. Crevier, Chairman of the Board of Directors

PARTICIPANT

7/25/2013	/s/ William A. White
Date	William A. White